Exhibit 10.4

CYTYC CORPORATION
2004 OMNIBUS STOCK PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS

Cytyc Corporation, a Delaware corporation (the “Company”), grants an option to purchase shares of its common stock, $.01 par value per share (the “Shares”), to the Optionee named below.  The terms and conditions of the option are set forth in this cover sheet, the Non-qualified Stock Option Agreement for Non-Employee Directors (the “Agreement”) and the Company’s 2004 Omnibus Stock Plan (the “Plan”).  Copies of the Agreement and the Plan are attached to this cover sheet.  Certain capitalized terms used in this cover sheet and the Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grant Date: ,	200

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share:	$ .

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and the Plan.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet and the Agreement should appear to be inconsistent from the Plan.

Optionee:
(Signature)

Company:
(Signature)

Title:

Attachments

This is not a share certificate or a negotiable instrument.

CYTYC CORPORATION
2004 OMNIBUS STOCK PLAN

INCENTIVE STOCK OPTION AGREEMENT FOR OFFICERS

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option.  Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Shares not less than 100 Shares, unless the number of Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

This option shall vest and become exercisable in twelve (12) equal installments on the last day of each calendar quarter, provided that you have continuously served as a member of the Board of Directors through such vesting date. The foregoing vesting rights are cumulative.

Except otherwise provided below, no additional Shares will vest after your Service has terminated for any reason.

Fractional Shares

Your option may not be exercised for a fraction of a Share unless such exercise is with respect to the final installment of stock subject to this option and cash in lieu of a fractional share must be paid to permit you to exercise such final installment completely.  Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by you in accordance with the terms hereof.

Term

Notwithstanding any other provision of this Agreement, your option will expire in any event at the close of business at Company headquarters on the date which is 10 years from the Grant Date, as shown on page 1 of this Agreement.  Your option will expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than death, Retirement, Disability, or Cause, then your option expires at the close of business at Company headquarters three months after your termination date.

Termination for Cause

If your Service is terminated for Cause, then this option terminates upon your receipt of written notice of such termination and you immediately forfeit all rights to your option and the option immediately expires.  Cause includes but may not be limited to removal from the Board of Directors for any one of the following reasons:  (i) disloyalty, gross negligence, dishonesty or breach of fiduciary duty to the Company; or (ii) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company, whether directly or indirectly; or (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; or (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to break a contract with the Company; or (v) the conduct of any activity on behalf of any organization or entity which is a competitor of the Company (unless such conduct is approved by a majority of the members of the Board of Directors).

Retirement

If your Service terminates because of your Retirement from the Board of Directors, then your option shall become fully vested and will expire at the close of business at the Company headquarters on the date which is 10 years from the Grant Date, as shown on the cover sheet.  Retirement from the Board shall mean the resignation from the Board or the election not to stand for re-election to the Board by a non-employee director being of at least 65 years of age and having served at least 5 years on the board.

Death

If your Service terminates because of your death, then your option shall become fully vested and will expire at the close of business at the Company headquarters on the date which is 10 years from the Grant Date, as shown on the cover sheet.  Until the expiration date of your option, your estate or heirs may exercise your option.

Disability

If your Service terminates because of your Disability, then your option shall become fully vested and will expire at the close of business at the Company headquarters on the date which is 10 years from the Grant Date, as shown on the cover sheet.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form.  Your notice must specify how many Shares you wish to purchase (in a parcel of at least 100 Shares generally).  Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your Notice of Exercise, you must include payment of the option price for the Shares you are purchasing.  Payment may be made in one of the following forms:

•                       Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•                       Shares which have already been owned by you for more than six months and which are surrendered to the Company.  The value of the Shares, determined as of the effective date of the option exercise, will be applied to the option price.  (If the Shares so surrendered are subject to restrictions or limitations imposed by an agreement between you and the Company, then an equivalent number of the Shares acquired under your option will be subject to all such restrictions and limitations, in addition to any restrictions or limitations imposed by this Agreement.)

•                       By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (i.e. “cashless exercise”).

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative)

may exercise the option.  You cannot transfer or assign this option.  For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become void.  You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

You must notify the Company in writing immediately after you transfer any Shares acquired by exercising your option, if such transfer occurs on or before the later of (1) the date two years after the date of this Agreement and (2) the date one year after the date you acquired such Shares.  You also must provide the Company with any information concerning any such transfer required by the Company for tax purposes.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliates) in any capacity.  The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason.

Stockholders Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your option’s Shares has been issued (or an appropriate book entry has been made).  No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments due to Capital Changes and Corporate Activities

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this option and the option price per Share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.  Your option shall be subject to the terms of the Plan and the agreement of merger, liquidation or reorganization, as the case may be, in the event the Company engages in a reorganization or Corporate Transaction.

Notwithstanding anything in the foregoing, if the Company is to be consolidated with or acquired by another entity in a merger involving the Company and one or more related entities, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), then your option shall, immediately prior to the consummation of such Acquisition, become fully vested and immediately exercisable by you.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

The Committee administers the Plan and its determinations are final, binding and conclusive.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Equity Benefits Analyst at 978-263-8000 to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.